EXHIBIT 4.219
REYNOLDS GROUP HOLDINGS LIMITED
Chargor
THE BANK OF NEW YORK MELLON
Collateral Agent

GENERAL SECURITY DEED

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

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CONTENTS

1. INTERPRETATION	1
2. SECURITY	4
3. NEGATIVE COVENANT	6
4. LIEN ENFORCEABLE	6
5. COLLATERAL AGENT MAY REMEDY BREACH	6
6. ENFORCEMENT BY COLLATERAL AGENT	6
7. APPOINTMENT OF RECEIVER	6
8. DELEGATION	8
9. PROTECTION OF PERSONS DEALING WITH COLLATERAL AGENT OR RECEIVER	8
10. PROTECTION OF COLLATERAL AGENT, RECEIVER OR OTHER PERSON	9
11. ATTORNEY	9
12. ASSIGNMENT	10
13. NOTICES	10
14. RELEASE AND REINSTATEMENT	11
15. PPSA RIGHTS	11
16. APPLICATION OF PLA AND OTHER LAWS	12
17. INDEMNITY	13
18. MISCELLANEOUS	13
19. GOVERNING LAW AND JURISDICTION	14
20. COUNTERPARTS	14

DEED dated 28 May 2009
MADE BY
REYNOLDS GROUP HOLDINGS LIMITED incorporated under the laws of New Zealand and having its registered office at C/- Bell Gully, Level 22, Vero Centre, 48 Shortland Street, Auckland (“Chargor”)
IN FAVOUR OF
THE BANK OF NEW YORK MELLON, 101 Barclay Street, 4E, New York, N.Y. 10286 as Collateral Agent (as defined below)
COVENANTS
1.	INTERPRETATION

1.1	Definitions in the First Lien Intercreditor Agreement: Words and expressions defined in the First Lien Intercreditor Agreement and used in this deed shall, unless otherwise defined herein or the context otherwise requires, have the meanings given to them in the First Lien Intercreditor Agreement.

1.2	Definitions: In addition, in this deed, unless the context otherwise requires:

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.

“Collateral Agent” means The Bank of New York Mellon in its capacity as collateral agent under the First Lien Intercreditor Agreement, and includes its successors and permitted assigns in such capacity.

“Companies Act” means the Companies Act 1993.

“Credit Agreement” means the Credit Agreement dated on or about the date of this deed, among Reynolds Consumer Products Holdings Inc., Reynolds Group Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse, as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Collateral Agent.

“Enforcement Event” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

“Existing Intercreditor Agreement” means the Intercreditor Agreement dated as of 11 May 2007, as amended by a letter dated as of 21 June 2007 and a further letter dated as of 29 June 2007, among Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) I S.A. (formerly known as Rank Holdings I S.A.), the senior lenders party thereto, the senior issuing banks party thereto, the subordinated bridging lenders party thereto and Credit Suisse, as security agent, subordinated bridging agent and security trustee.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated on or about the date of this deed, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse, as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement, the Existing Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case, as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.

“Lien” has the meaning it is given in the First Lien Intercreditor Agreement.

“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“Other Property” has the meaning given to it in clause 2.1, and a reference to Other Property includes any part of it.

“Personal Property” has the meaning given to it in clause 2.1, and a reference to Personal Property includes any part of it.

“PLA” means the Property Law Act 2007.

“PPSA” means the Personal Property Securities Act 1999.

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

“Receiver” means a receiver, or receiver and manager, appointed by the Collateral Agent under this deed.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

“Secured Property” means the Personal Property and the Other Property and a reference to Secured Property includes any part of it.

“Senior Secured Note Indenture” means the Indenture dated on or about the date of this deed, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

1.3	References: Except to the extent that the context otherwise requires, any reference in this deed to:

“disposal” includes any sale, assignment, exchange, transfer, concession, loan, lease, surrender, licence, reservation, waiver, compromise, release, dealing or parting with possession, or the granting of any option, security, right or interest whatever, or any agreement for any of the same, and “dispose” means to make a disposal, and “acquisition” and “acquire” shall be construed accordingly.

a “government agency” includes any government or any governmental, semi-governmental or judicial entity or authority.

a “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, by-law, statute, treaty or other legislative measure.

a “person” includes an individual, firm, company, corporation, unincorporated body of persons, organisation or trust, and any government agency, in each case whether or not having separate legal personality.

“written” and “in writing” include all means of reproducing words in a tangible and permanently visible form.

1.4	PLA references: The expressions “further advance by way of financial accommodation”, “mortgage debenture”, “stated priority limit” and “subsequent mortgage” have the respective meanings given to them under, or in the context of, the PLA.

1.5	PPSA references: The expressions “accession”, “account receivable”, “financing statement”, “financing change statement”, “personal property”, “security interest” and “verification statement” have the respective meanings given to them under, or in the context of, the PPSA.

1.6	Miscellaneous:
(a)	Headings are inserted for convenience only and do not affect interpretation of this deed.

(b)	Unless the context otherwise requires, the singular includes the plural and vice versa and words denoting individuals include other persons and vice versa.

(c)	A reference to any legislation includes any statutory regulations, rules, orders or instruments made or issued pursuant to that legislation and any amendment to, re-enactment of, or replacement of, that legislation.

(d)	Except where inconsistent with the context, the expression “at any time” also means from time to time.

(e)	A reference to any document includes reference to that document as amended, extended, restructured, renewed, restated, refunded, modified, novated, supplemented, varied or replaced from time to time.

(f)	A reference to any party to a Loan Document or any other document includes its successors and permitted assigns.

(g)	Unless otherwise stated, reference to a clause, section or schedule is a reference to a clause or section of, or schedule to, this deed.
1.7	Capacity: The Collateral Agent enters into this deed in its capacity as collateral agent for the Secured Parties.
2. SECURITY
2.1	Charging clause: As security for the payment, delivery, performance and observance of the Secured Liabilities, the Chargor:
(a)	grants a security interest in all of the Chargor’s present and after-acquired personal property, and all of the Chargor’s present and future rights in relation to any personal property (“Personal Property”), to the Collateral Agent (which, so far as it concerns each security interest over or in respect of any present or future account receivable and present and future rights in relation to any account receivable, shall take effect as a transfer (as “transfer” is used in the context of and for the purposes of the PPSA));

(b)	charges all of the Chargor’s present and future interest in, and all of the Chargor’s present and future rights in relation to, any land and any other property, other than any Personal Property to which the PPSA applies (“Other Property”), in favour of the Collateral Agent; and

(c)	agrees to mortgage all of the Chargor’s present and future interests in any land to the Collateral Agent.
2.2	Priority:
(a)	The security interest granted in Personal Property has the same priority in respect of all Secured Liabilities, including future advances.

(b)	For the purposes of sections 91, 92 and 93 of the PLA:
(i)	the Chargor acknowledges that this deed secures further advances by way of financial accommodation up to a stated priority limit; and

(ii)	the maximum amount for which this deed has priority in relation to any subsequent mortgage is US$7,500,000,000 plus interest (and accordingly such amount is the stated priority limit).
(c)	Nothing in clause 2.2(b) is to be construed as limiting either the Secured Liabilities or the amount of the Secured Liabilities.
2.3	Continuing security: This deed is a continuing security in respect of the Chargor and shall operate irrespective of any intervening payment, settlement of account or other matter or thing whatever, until a final release has been signed by the Collateral Agent and delivered to the Chargor in accordance with clause 14.

2.4	Nature of charge over Other Property: The charge under this deed is a fixed charge in respect of all Other Property of the Chargor, except where, but only to the extent that, that charge is not legally and fully effective as a fixed charge, in which event that charge shall be a floating charge.

2.5	Automatic crystallisation: Any floating charge shall become a fixed charge automatically and immediately in respect of all Other Property subject to that floating charge:
(a)	without the need for any notice or act by the Collateral Agent, if an Enforcement Event occurs; and

(b)	in respect of any such Other Property specified in any notice which may be given by the Collateral Agent (acting reasonably) to the Chargor at any time if, in the opinion of the Collateral Agent, that Other Property is at risk of being seized, taken or becoming subject to any Lien (other than a Lien permitted under the Principal Finance Documents.
2.6	Automatic de-crystallisation: Any floating charge that has become a fixed charge in accordance with clause 2.5(a) shall revert to a floating charge automatically and immediately if no Enforcement Event is continuing.

2.7	Other securities:
(a)	This deed is collateral to each other Lien (whenever executed or given) which is at any time held by a Secured Party in respect of the Secured Liabilities.

(b)	The Collateral Agent or any other Secured Party may exercise any of its rights, powers and remedies under this deed and any such other Lien separately or concurrently.

(c)	Nothing in this deed shall discharge, abate or prejudice any other Lien at any time held by any person.
2.8	Further assurance: Subject to the Agreed Security Principles, the Chargor shall deliver to the Collateral Agent any transfer, assignment, Lien, instrument, or other deed or document, and shall do any other thing, which the Collateral Agent reasonably requires to enable it to:
(a)	ensure the Secured Property is subject to an effective security;

(b)	perfect the Chargor’s title to any of its Secured Property;

(c)	perfect the Lien intended to be created by this deed, including, without limitation, in accordance with the provisions of the PPSA;

(d)	more satisfactorily secure to the Collateral Agent the Secured Liabilities, including the granting of fixed or specific Liens;

(e)	if an Enforcement Event has occurred and is continuing, transfer to, or vest in, the Collateral Agent (or any purchaser from the Collateral Agent or a Receiver) any of the Secured Property;

(f)	if an Enforcement Event has occurred and is continuing, facilitate the realisation of any of the Secured Property;

(g)	exercise all or any of the rights, powers and remedies conferred on the Collateral Agent or a Receiver by this deed or by law; and

(h)	secure to the Collateral Agent the full benefit of the provisions of this deed.
3.	NEGATIVE COVENANT

The Chargor shall not change its name without first notifying the Collateral Agent of the new name not less than 7 business days before the change takes effect.

4.	LIEN ENFORCEABLE

4.1	The Lien created by this deed shall become enforceable if any Enforcement Event has occurred and is continuing.

5.	COLLATERAL AGENT MAY REMEDY BREACH

5.1	If the Chargor fails to comply with any of its obligations under this deed, the Collateral Agent may and shall if so instructed by the Applicable Representative, after giving 14 days’ notice to the Chargor, (without prejudice to the Collateral Agent’s other rights, powers and remedies) pay all amounts and do all such other things as it deems necessary or desirable to remedy any such default or otherwise protect the Lien created by this deed, provided that the Collateral Agent is indemnified and/or secured and/or prefunded to its satisfaction.

6.	ENFORCEMENT BY COLLATERAL AGENT

6.1	At any time if an Enforcement Event has occurred and is continuing, the Collateral Agent may and shall if so instructed by the Applicable Representative (without it being necessary to appoint a Receiver under this deed and without prejudice to any other rights, powers or remedies it may have under this deed or by law) by notice to the Chargor:
(a)	declare the Secured Liabilities to be due and payable, whereupon they shall become immediately due and payable;

(b)	exercise any of the powers which are conferred upon a Receiver by clause 7.2 or by law; and

(c)	pay any expenses incurred in the exercise of any of such powers out of the revenue from, or proceeds of realisation of, the Secured Property of the Chargor.
7.	APPOINTMENT OF RECEIVER

7.1	Power to appoint Receiver: The Collateral Agent may and shall if so instructed by the Applicable Representative (whether or not the Collateral Agent has exercised any of its powers under clause 6.1):
(a)	at any time if an Enforcement Event has occurred and is continuing; or

(b)	at the Chargor’s request (in which case it shall),

appoint in writing any person or persons (whether an officer of the Collateral Agent or the Chargor or not) to be Receiver of all or any of the Secured Property. A Receiver shall be the agent of the Chargor, and the Chargor alone shall be responsible for the acts and defaults of the Receiver. The Collateral Agent may remove any Receiver and may appoint a new Receiver in place of a Receiver who has been removed, retired or died, or in addition to a Receiver already appointed.
7.2	Powers of Receiver: Every Receiver appointed in respect of any Secured Property of the Chargor shall (in addition to the powers which a receiver, or receiver and manager, has at law) have power to do all or any of the following things, in such manner and on such terms and conditions as the Receiver thinks fit:
(a)	enter upon and take possession of that Secured Property;

(b)	carry on, or concur in carrying on, any business of the Chargor;

(c)	carry out necessary repairs, effect insurances, and do anything else which the Chargor could do in the conduct of its business;

(d)	employ, appoint and terminate the employment or appointment of, any officer, manager, employee or agent;

(e)	dispose, or agree to the disposal, of any interest in that Secured Property;

(f)	give receipts for money, and do all acts, matters and things which the Receiver thinks proper for realising that Secured Property;

(g)	acquire an interest in any asset to form part of that Secured Property;

(h)	compromise, settle or submit to arbitration any accounts, claims, questions or disputes which may arise in connection with the business of the Chargor;

(i)	bring, take, defend or compromise any proceedings in the name of the Chargor or otherwise;

(j)	sign in the name and on behalf of the Chargor, and/or affix the common seal (if any) of the Chargor to, all documents which the Receiver considers necessary or expedient;

(k)	vary, or agree to the variation of, any contract or arrangement to which the Chargor is a party;

(l)	make calls upon shareholders and contributories in respect of any uncalled amounts on shares in the Chargor and enforce payment of all unpaid calls, for which purpose the provisions contained in the constitution of the Chargor, or otherwise provided by law, in respect of calls shall (with necessary modifications) apply, shall continue to subsist notwithstanding any change in directors of the Chargor, and shall be exercisable to the exclusion of the powers of the directors;

(m)	exercise and enforce all rights, powers and remedies which the Chargor could exercise over or in relation to its assets while a going concern, whether or not the Chargor is then in liquidation;

(n)	raise or borrow any money and secure the same with interest by any form of Lien over that Secured Property in priority to, equally with, or subsequent to, any Secured Liabilities of the Chargor, or otherwise;

(o)	generally do, procure or allow such acts and things in respect of that Secured Property as could the Receiver if he or she had absolute ownership of that Secured Property and carried on the business of the Chargor for the Receiver’s own benefit, without being answerable for any consequent loss or damage;

(p)	delegate any of the Receiver’s powers to any person or persons for such time as the Collateral Agent approves; and

(q)	do all or any of the things in paragraphs (a) — (p) above alone or in conjunction with any receiver or receiver and manager appointed by the holder or holders of any other Lien over that Secured Property.
7.3	Application of proceeds: Except to the extent otherwise required by law, all amounts received by the Collateral Agent or a Receiver under this deed, shall be applied in accordance with the provisions of the First Lien Intercreditor Agreement.

7.4	Remuneration of Receiver: The Collateral Agent may fix the remuneration of a Receiver at an amount, or on a basis, agreed with the Receiver or, failing agreement, as determined by the Collateral Agent in each case in accordance with the terms of the Principal Finance Documents.

8.	DELEGATION

8.1	Subject to section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by New Zealand law), each of the Collateral Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this deed (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the Receiver itself.

9.	PROTECTION OF PERSONS DEALING WITH COLLATERAL AGENT OR RECEIVER

9.1	Purchaser or other person: No purchaser or other person dealing with the Collateral Agent or a Receiver, or with any agent or attorney of the Collateral Agent or a Receiver, shall be concerned:
(a)	to enquire:
(i)	whether the Lien created by this deed has become enforceable;

(ii)	whether a Receiver has been properly appointed;

(iii)	whether the powers which the Collateral Agent, Receiver, agent or attorney, as the case may be, is exercising or is purporting to exercise have become exercisable;

(iv)	as to the necessity for, or the expediency of, the stipulations or conditions subject to which any disposal or Lien is made or given; or

(v)	otherwise as to the propriety or regularity of any disposal, Lien, calling in, collection or conversion of any money or asset; or

(b)	to see to the application of any amount paid to the Collateral Agent or a Receiver, agent or attorney, as the case may be.
9.2	Damages only remedy: The remedy of the Chargor in respect of any actionable impropriety or irregularity in the exercise, or purported exercise, of the rights, powers or remedies under this deed by a Secured Party, a Receiver or an agent or attorney of a Secured Party or a Receiver, shall be in damages only. This clause shall not affect the right of the Chargor to take any action to the extent that that action is permitted by the Principal Finance Documents.

10.	PROTECTION OF COLLATERAL AGENT, RECEIVER OR OTHER PERSON

10.1	Proceeds of sale: If the Collateral Agent or a Receiver sells any Secured Property pursuant to this deed or otherwise, the Collateral Agent and the Receiver shall be accountable only for any purchase money which they actually receive.

10.2	Entry into possession: If the Collateral Agent or a Receiver enters into possession of any Secured Property:
(a)	neither of them shall be liable to account as mortgagee in possession in respect of that Secured Property or for any loss for which a mortgagee in possession might otherwise be held liable; and

(b)	the Collateral Agent or a Receiver, as the case may be, may at any time give up possession of any Secured Property.
10.3	No liability: Except to the extent provided in the Principal Finance Documents, none of the Collateral Agent, its nominee(s), a Delegate or a Receiver shall be liable by reason of (a) any action taken or omitted to be taken by it as permitted by this deed or (b) any neglect or default in connection with the Secured Property or (c) the taking of possession or realisation of all or any part of the Secured Property.

10.4	Recovery of costs: Except to the extent provided in the Principal Finance Documents, on enforcement (whether successful or not) of this deed, each of the Collateral Agent and the Receiver shall be entitled to deduct from the proceeds of the Secured Property its costs, charges and expenses incurred in connection with such enforcement.

11.	ATTORNEY

11.1	Appointment: The Chargor irrevocably appoints the Collateral Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:
(a)	carrying out any obligation imposed on the Chargor by this deed or any other agreement binding on the Chargor to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Secured Property); and

(b)	enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of the rights, powers and remedies of the Collateral Agent provided by or pursuant to this deed or by law; and

(c)	enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this deed or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Chargor under this clause 11 if:
(a)	an Enforcement Event has occurred and is continuing; and/or

(b)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Chargor that the Chargor has failed to comply with a further assurance or perfection obligation within 10 business days of being notified of that failure (with a copy of that notice being sent to the Loan Parties’ Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Chargor under this clause 11 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
11.2	Delegation and conflict: Each attorney may:
(a)	delegate its powers (including this power of delegation) to any person for any period, and revoke a delegation; and

(b)	exercise or concur in exercising the attorney’s powers even if the attorney has a conflict of duty in doing so, or has a direct or personal interest in the means or result of that exercise of such powers.
11.3	Ratification: The Chargor hereby ratifies anything done by its attorney or a delegate of the attorney in accordance with this clause 11.

12.	ASSIGNMENT

12.1	Deed binding: This deed is binding on, and is for the benefit of, the parties and their respective successors, permitted assigns and transferees.

12.2	Chargor may not assign: Unless otherwise permitted under the Principal Finance Documents, the Chargor may not assign or transfer any of its rights or obligations under this deed.

12.3	Collateral Agent may assign and transfer: The Collateral Agent may assign and/or transfer all or part of its rights or obligations under this deed to any replacement collateral agent appointed in accordance with the provisions of the First Lien Intercreditor Agreement.

13.	NOTICES

13.1	Each notice or other communication to be given or made by a party under this deed shall be given or made in accordance with the First Lien Intercreditor Agreement.

14.	RELEASE AND REINSTATEMENT

14.1	Release of Lien and Chargor: The Secured Property shall be released, reassigned and/or cancelled (as applicable) from the Lien under this deed and the Chargor shall be released from this deed:
(a)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Chargor, upon the Secured Liabilities being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any of the Loan Documents; or

(b)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Chargor, upon the Chargor ceasing to be a Loan Party; or

(c)	in accordance with, and to the extent required by, the Intercreditor Arrangements.
14.2	Release of Secured Property: If the Chargor disposes of any Secured Property and that disposal is permitted by the Principal Finance Documents, that Secured Property shall, unless an Enforcement Event has occurred and is continuing, be automatically released from the Lien under this deed with effect from the day of such disposal and the Collateral Agent shall do all such acts which are reasonably requested by the Chargor in order to release the relevant Secured Property from the Lien under this deed.

14.3	Reinstatement: If any payment received or recovered by any Secured Party, a Receiver, or any other person on behalf of any of them is or may be avoided by law or required to be repaid to a liquidator or similar official:
(a)	such payment shall be deemed not to have affected or discharged the liability of the Chargor under this deed or any other Lien given by the Chargor in favour of the Collateral Agent or, as the case may be, the relevant Secured Party and, the Collateral Agent, each Secured Party and the Chargor shall, to the maximum extent permitted by law, be restored to the position in which each would have been if such payment had not been received or recovered; and

(b)	the Collateral Agent and each other Secured Party shall be entitled to exercise all its rights which it would have been entitled to exercise if such payment had not been received or recovered, notwithstanding that the Collateral Agent may have signed a release pursuant to clause 14.1.
15.	PPSA RIGHTS

15.1	No consent or subordination: Nothing in this deed shall be construed as:
(a)	an agreement to subordinate the Lien created by this deed in favour of any person;

(b)	a consent by the Collateral Agent to any other Lien attaching (as that term is used in the context of the PPSA) to, or any other Lien subsisting over, any Secured Property; or

(c)	a consent by the Collateral Agent to any property that is not Secured Property becoming an accession to any Secured Property.
15.2	Verification statement: The Chargor waives the right to receive a copy of the verification statement confirming registration of a financing statement or financing change statement relating to the Lien created by this deed.

15.3	Contracting out of PPSA rights: The Chargor:
(a)	agrees that nothing in sections 114(1)(a), 133 and 134 of the PPSA shall apply to this deed, or the Lien created by this deed; and

(b)	waives its right to:
(i)	receive notice of the Collateral Agent’s proposal to retain any Secured Property under section 120(2) of the PPSA;

(ii)	object to the Collateral Agent’s proposal to retain any Secured Property under section 121 of the PPSA;

(iii)	not have goods damaged when the Collateral Agent removes an accession under section 125 of the PPSA;

(iv)	be reimbursed for damage caused when the Collateral Agent removes an accession under section 126 of the PPSA;

(v)	refuse permission to remove an accession under section 127 of the PPSA;

(vi)	receive notice of the removal of an accession under section 129 of the PPSA; and

(vii)	apply to the Court for an order concerning the removal of an accession under section 131 of the PPSA.
16.	APPLICATION OF PLA AND OTHER LAWS

16.1	Mortgage Debenture: This deed is intended to take effect as a mortgage debenture.

16.2	Relationship with PLA:
(a)	The covenants, conditions and powers implied in mortgages of goods by section 96 of the PLA do not apply to this deed.

(b)	The covenants, conditions and powers implied in mortgages of land by section 95 of the PLA do not apply to this deed, other than for the following sections of Part 1 of the Schedule 2 to the PLA (which will continue to apply):
(i)	sections 4 — 10 (inclusive); and

(ii)	sections 14 — 17 (inclusive).

16.3	Relationship with other laws:
(a)	Subject to clause 16.2, the rights, powers and remedies of the Collateral Agent provided in this deed are in addition to, and not exclusive of, any rights, powers or remedies provided by law.

(b)	If any provision in this deed conflicts with the provisions of any law or any provisions implied by any law (after taking account of the implied covenants, conditions, powers and rights negated by clauses 15.2, 15.3 and 16.2), then:
(i)	if the provisions of or implied by that law may be varied or negatived, the provisions of this deed will take precedence and the provisions of or implied by that law will be deemed not to apply to this deed or to apply only as varied by the provisions of this deed; or

(ii)	if the provisions of or implied by that law may not be varied or negatived, then the provisions of this deed must be read subject to the provisions of or implied by that law.
17.	INDEMNITY

17.1	To the extent set out in section 4.11 of the First Lien Intercreditor Agreement, the Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys, any Delegate and any Receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this deed, the exercise or purported exercise of any of the rights and powers conferred on them by this deed or otherwise relating to the Secured Property.

18.	MISCELLANEOUS

18.1	Partial invalidity: If at any time any provision of this deed or any other document relating to the Secured Liabilities is or becomes illegal, invalid or unenforceable in any respect under the law of any relevant jurisdiction, that illegality, invalidity or unenforceability shall not affect the enforceability of the provisions, or (as the case may be) the remaining provisions, of this deed, nor shall the legality, validity or enforceability of any of those provisions under the law of any other jurisdiction be in any way affected or impaired thereby.

18.2	No implied waivers: Time shall be of the essence in respect of performance by the Chargor of the Chargor’s obligations under this deed, but no failure on the part of the Collateral Agent to exercise, and no delay on its part in exercising, any right, power or remedy under this deed shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

18.3	Obligations independent: Each of the obligations of the Chargor under clauses 10.4 and 17.1 shall constitute a continuing obligation, separate and independent from the Chargor’s other obligations under this deed and shall survive discharge of the Secured Liabilities and release of this deed.

18.4	Enforcement: It shall not be necessary for the Collateral Agent to incur any expense or make any payment before enforcing any of its rights in respect of any obligation of the Chargor referred to in clause 18.3.

18.5	No merger or marshalling: The right of each Secured Party to payment or performance of any Secured Liabilities (including under any negotiable instrument or a Loan Document) shall not merge in the Chargor’s liability for those Secured Liabilities under this deed. The Collateral Agent has no duty to marshall in favour of the Chargor or any other person.

18.6	Conflict of provisions: This deed is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this deed and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

18.7	Consents: Subject to express wording to the contrary contained in this deed, the Collateral Agent or a Receiver may give or withhold any approval or consent in that person’s absolute discretion, and either conditionally or unconditionally.

18.8	Delivery: For the purposes of Section 9 of the PLA, and without limiting any other mode of delivery, this deed will be delivered by the Chargor immediately on the earlier of:
(a)	physical delivery of an original of this deed, executed by the Chargor, into the custody of the Collateral Agent or the Collateral Agent’s solicitors; or

(b)	transmission by the Chargor or its solicitors (or any other person authorised in writing by the Chargor) of a facsimile, photocopied or scanned copy of an original of this deed, executed by the Chargor, to the Collateral Agent or the Collateral Agent’s solicitors.
19.	GOVERNING LAW AND JURISDICTION

19.1	This deed shall be governed by, and construed in accordance with, the laws of New Zealand, and the parties hereby submit to the non-exclusive jurisdiction of the courts of New Zealand.

20.	COUNTERPARTS

20.1	This deed may be signed in any number of counterparts, all of which will together constitute one and the same instrument, and any of the parties may execute this deed by signing any such counterpart.

SIGNED AND DELIVERED AS A DEED
Executed on behalf of REYNOLDS
GROUP HOLDINGS LIMITED by its duly
appointed attorney / authorised signatory
in the presence of:

/s/ Pru Wyllie
Signature of attorney / authorised signatory

Pru Wyllie
Name of attorney / authorised signatory

/s/ Saskia Madden
Signature of witness

Saskia Madden
Name of witness

Secretary
Occupation

Sydney
City/town of residence

THE BANK OF NEW YORK MELLON by its authorised signatory:
/s/ Susan Hasson
Signature of authorised signatory

Susan Hasson
Name of authorised signatory

Witnessed by:
/s/Elaine Lockhart
Elaine Lockhart
Relationship Manager London